                                  SECTION E:
                                  ---------

                           DONALD SMITH & CO., INC.
                           -----------------------

                                CODE OF ETHICS
                                --------------

                                                       Adopted January 1, 2005
                                                             Revised June 2006

                              TABLE OF CONTENTS:
                              -----------------

I.    ADOPTION OF NEW CODE OF ETHICS POLICIES & PROCEDURES

II.   STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

III.  DEFINITIONS

IV.   EXEMPTED TRANSACTIONS

V.    RESTRICTIONS AND PROCEDURES ON PERSONAL SECURITIES TRANSACTIONS

VI.   COMPLIANCE PROCEDURES ON PERSONAL TRADING

VII.  REPORTING REQUIREMENTS

VIII. ADMINISTRATION OF THE CODE OF ETHICS

IX.   ADVISER REVIEW AND ENFORCEMENT

X.    RECORDKEEPING

XI.   AMENDMENT TO FORM ADV PART II

XII.  AMENDMENT TO RULE 17j-1

XIII. CLASSIFICATION OF EMPLOYEES

XIV.  SANCTIONS

I.       ADOPTION OF NEW CODE OF ETHICS POLICIES AND PROCEDURES

         The Securities and Exchange Commission (SEC) adopted rule 204A-1 under the Investment Advisers Act of 1940, effective August 31, 2004. There are also amendments to rule 204-2 under the Advisers Act to reflect new rule 204A-1 and rule 17j-1 under the Investment Company Act of 1940. Part II of Form ADV is also amended. The compliance date of these new rules and rule amendments is February 1, 2005. The rule and rule amendments are designed to promote compliance with fiduciary standards by advisers and their personnel.

         Rule 204A-1 requires registered investment advisers to adopt codes of ethics. The rule requires an adviser's code of ethics to set forth standards of conduct and require compliance with federal securities laws. Codes of ethics must also address personal trading: they must require advisers' personnel to report their personal securities holdings and transactions, including those in affiliated mutual funds, and must require personnel to obtain pre-approval of certain investments. The Commission has amended the Advisors Act recordkeeping rule to require advisers to keep copies of their codes of ethics and records relating to the code. The Commission has also amended the client disclosure requirements under Part II of Form ADV to require advisers to describe their codes of ethics to clients.

         Rule 17j-1, under the Investment Company Act of 1940, requires each fund and its adviser to have a written code of ethics containing provisions reasonably necessary to prevent misconduct and to use reasonable diligence and institute procedures reasonably necessary to prevent violations of the code.

         Additionally, Rule 17j-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if affected by affiliated persons of such companies or of their investment advisers or principal underwriters. Rule 17j-1(a) sets forth the following general prohibitions:

         It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in the Rule, by such registered investment company to:

         A. employ any device, scheme or artifice to defraud such registered investment company;

         B. make to such registered investment company any untrue statement of material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

         D. engage in any manipulative practice with respect to such registered investment company.

         Also, each employee has a duty to act in the best interest of the firm. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflict with respect to the conduct of our officers and employees. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

         As we are a Registered Investment Adviser, we are subject to rules and regulations promulgated by the SEC. Thus, we are very diligent and thorough when it comes to monitoring our firm and our people. As we are a small boutique firm, the principals have continuous supervision at all levels. Donald G. Smith and Richard L. Greenberg oversee all investments. Richard L. Greenberg is our Chief Compliance Officer.

         These written policies and procedures adopted January 1, 2005, and revised June 2006, are designed to ensure our compliance with these rules. Additionally, these policies and procedures are designed to enable us to act in the best interests of our clients. Donald Smith & Co., Inc. has a fiduciary duty to its clients which requires each employee to act solely for the benefit of our clients.

II.      STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

         This Code of Ethics sets forth a standard of business conduct that we require of all supervised personnel. It sets ideals for ethical conduct premised on fundamental principles of openness, integrity, honesty and trust. It conveys the value we place on ethical conduct.

         In light of our professional and legal responsibilities, we believe it is appropriate to restate and periodically distribute the firm's Code to all supervised employees. Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. As a general principle, it is imperative that those who work on behalf of the Adviser avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of clients. If you have any doubt as to the propriety of any activity, you should consult the Chief Compliance Officer.

         While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding employee conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

         A The interests of our clients must come first. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of our clients;

         B. Personal investments should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest;

         C. Supervised persons should not take inappropriate advantage of their position; and

         D. Supervised persons must comply with applicable federal securities laws. This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised personnel from liability for personal trading or other conduct that violates a fiduciary duty to our clients.

III.     DEFINITIONS

         A.       "Adviser" means Donald Smith & Co., Inc.

         B. "Access Person" means any of the Adviser's supervised persons: (i) who has access to non-public information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

         C. "Advisory Person" means (1) any employee of the adviser or of any company in a Control relationship to Donald Smith & Co., Inc., who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
                  (2) any natural person in a Control relationship, or deemed by the Review Officer to be in a control relationship, to Donald Smith & Co., Inc. who obtains information concerning the recommendations made to a client with regard to the purchase or sale of a covered security.

         D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

         E. "Beneficial Ownership" shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

         F.       "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Act.

         G. "Covered security" means a security as defined in Section 2(a) 136) of the Investment Company Act, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt intstruments, including repurchase agreements; and
                  (iii) Shares issued by open-end registered investment companies besides Exchange Traded Funds (ETFs) and reportable funds.

         H. "Investment company" means a company registered as such under the Investment Company Act and for which the Adviser is the investment adviser.

         I. "Investment Advisory Client" means any person for whom the Adviser provides discretionary advisory services.

         J. "Personal Securities Transactions" means transactions in Securities (i) for your own account, including IRAs, or (ii) for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

         K. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

         L. "Review Officer" means the officer of the Adviser and/or the Distributor designated from time-to-time by Donald Smith & Co., Inc. to receive and review reports of purchases and sales by Access Persons. Currently, Richard L. Greenberg, Chief Compliance Officer, is our designated Review Officer.

         M. "Reportable fund" means: (i) any fund for which the adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

         N. "Reportable security" means a security as defined in section 202(a)(18) of the Investment Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than reportable funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (besides
                  ETFs), none of which are reportable funds.

         O. "Security held or to be acquired" by the Adviser means any Security which, within the most recent 7 days, (i) is or has been held by such company or its adviser, or (ii) is being or has been considered by such company or its Adviser for purchase by such company or its adviser.

         P. "Supervised person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

IV.      EXEMPTED TRANSACTIONS

         The following transactions are exempt from the restrictions and procedures on personal securities transactions set forth in Section V.A.1 below:

         A. Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or Control;

         B. Purchases or sales which are non-volitional on the part of the Access Person;

         C. Purchases which are part of an automatic dividend reinvestment plan;

         D. Purchases and sales for which the Review Officer has granted an exemption. The Review Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the employee in the particular factual situation presented. Factors to be considered may include: the size and holding period of the employee's position in the security, the market capitalization of the issuer, the liquidity of the security, the reason for the employee's requested transaction, the amount and timing of client trading in the same or a related security, and other relevant factors.

                  Any employee wishing an exemption should submit a written request to the Review Officer setting forth the pertinent facts and reasons why the employee believes that the exemption should be granted. Employees are cautioned that exemptions are intended to be exceptions, and repetitive exemptive applications by an employee will not be well received.

V.       RESTRICTIONS AND PROCEDURES ON PERSONAL SECURITIES TRANSACTIONS

         A.       Prohibited Purchases and Sales - Except as otherwise
                  ------------------------------
                  provided in Section IV hereof:

                  1. No Access Person shall purchase or sell, directly or indirectly, any Security which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                           (a) is being considered for purchase or sale by the Adviser,

                           (b) is being purchased or sold by the Adviser (list maintained by Chief Compliance Officer),

                           (c) is on the "Restricted List"(1) of issuers about which the Adviser has inside information (list maintained by the Chief Compliance Officer); or

----------------------
(1) If a security is on the "Restricted List", all access persons are strictly prohibited from trading in that security for personal accounts or client accounts.

                           (d) is on "Blackout Period" list when client securities trades are being placed or recommendations are being made.

                  2. No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Adviser) any information regarding Securities transactions by the Adviser or consideration by the Adviser of any such Securities transaction.

         B.       Gifts: No Access Person shall receive any gift or other
                  -----
                  thing of more than de minimis value ($100) from any person or entity that does business with or on behalf of the Adviser.

         C.       Other Conflicts of Interest: Access Persons should also be
                  ---------------------------
                  aware that areas other than personal securities transactions or gifts and sensitive payments may involve conflicts of interest. The following should be regarded as examples of situations involving real or potential conflicts rather than a complete list of situations to avoid.

                  1. "Inside Information" - Specific reference is made to Donald Smith & Co., Inc.'s collective policy on the use of "inside information" which applies to Personal Securities Transactions as well as to client transactions.

                  2. "Use of Information" - Information acquired in connection with employment by the organization may not be used in any way which might be contrary to or in competition with the interests of investment advisory clients.

                  3. "Disclosure of Information" - Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside of our organization and in no way can be used for personal gain.

                  4. Unless otherwise approved by Chief Compliance Officer, no access persons shall serve as a director of any publicly traded company.

                  5. All access persons are expected to adhere to our policies and procedures to prevent the misuse of material nonpublic information. See Section O of our Compliance Manual.

                  6.  Market timing and "short swing" trading are prohibited.

VI.      COMPLIANCE PROCEDURES ON PERSONAL TRADING

         A.       Preclearance: All Access Persons are required to "preclear"
                  ------------
                  Personal Securities Transactions in covered securities prior to execution through the

                  Review Officer. This includes bonds, stocks (including closed-end funds), ETFs, reportable funds, convertibles, preferreds, options on securities, warrants, rights, etc. for domestic and foreign Securities whether publicly traded or privately placed. In addition, the Review Officer may require non-Access Persons to preclear Personal Securities Transactions as he or she may deem necessary and appropriate for compliance with this Code. Additionally, the Review Officer can withdraw the approval any time, given a rise in conflict of interest as a result of unexpected events taking place regarding the specific security or regarding any client. Only the Review Officer has the authority to approve pre-clearance. The Review Officer's trades will be pre-cleared by the President.

                  The following Personal Securities Transactions shall be excepted from this preclearance requirement; please note,
                  --------
                  however, that these transactions must be reported even though they do not have to be precleared (see Section VII for reporting requirements):

                  1. purchases or sales of a Security (other than securities issued in an initial public offering or a private placement) in an amount that does not exceed $2,000, provided that the aggregate of all such trades during any given 30 day period does not exceed $25,000;

                  2. purchases or sales of financial futures or options on futures;

                  3. purchases or sales of non-convertible debt securities or non-convertible preferred stocks;

                  4. purchases which are part of an automatic dividend reinvestment plan or automatic employee stock purchase plan; and

                  5. purchases or sales which are non-volitional on the part of the Access Person (e.g. gifts, or transactions which result from corporate action applicable to all similar Security holders, such as splits, tender offers, mergers, stock dividends, etc.).

         B.       Initial Public Offerings: No Access Person may acquire
                  ------------------------
                  securities in an initial public offering without the prior written approval of the Review Officer.

         C.       Private Placements: No Access Person may acquire securities
                  ------------------
                  in a private placement without the prior written approval of the Review Officer.

         D.       Records of Securities Transactions: All Access Persons are
                  ----------------------------------
                  to direct their brokers to supply to the Review Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all Securities accounts.

         E.       Post-Trade Monitoring: The Review Officer shall review all
                  ---------------------
                  Personal Securities Transactions by Access Persons to ensure that no conflict exists with the Adviser's trades.

VII.     REPORTING REQUIREMENTS

         A.       Initial Holdings Report. No later than 10 days after
                  -----------------------
                  becoming an Access Person, whether through outside hiring or internal transfer, every Access Person shall report to the Review Officer the following information:

                  1.                The title and type of security, and as
                           applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

                  2.                The name of any broker, dealer or bank
                           with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  3.                The date the report is submitted by the
                           Access Person. This report must be current as of a date not more than 45 days prior to the individual becoming an access person.

         B.       Quarterly Transaction Reports. No later than 30 days after
                  -----------------------------
                  the end of each calendar quarter, every Access Person shall report to the Review Officer, the following information(2):

                  1. With respect to any transaction during the quarter in any Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership in the Reportable Security:

                           a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

                           b. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

----------------------
(2) Access Persons who provide copies of duplicate confirmations and periodic statements pursuant to Section VII hereof need only certify the accuracy of the statements in writing in such report and that no other transactions were executed during the quarter.

                           c. The price of the Security at which the transaction was effected;

                           d. The name of the broker, dealer or bank with or through which transaction was effected; and

                           e. The date that the report is submitted by the Access Person.

                  2. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           a. The name of the broker, dealer or bank with whom the Access Person established the account;

                           b.       The date the account was established; and

                           c. The date the report is submitted by the Access Person.

         C.       Annual Holdings Reports and Certifications. Annually, every
                  ------------------------------------------
                  Access Person shall report and certify the following information (which information must be current as of a date no more than 45 days before the report is submitted):

                  1.                The tittle, and as applicable the exchange
                           ticker symbol or cusip number, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership;

                  2.                The name of any broker, dealer or bank
                           with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

                  3.                Certification that he or she has (i) read
                           and understands this Code and recognizes that he or she is subject to the Code and (ii) complied with all requirements of the Code to which he or she is subject and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code; and

                  4.                The date that the report is submitted by
                           the Access Person.

         D.       Exceptions to Reporting Requirements. An Access Person need
                  ------------------------------------
                  not make a report under this Section VII with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control.

         The reports required by this section may also contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect Beneficial Ownership in the Security to which the reports relates.

VIII.    ADMINISTRATION OF THE CODE OF ETHICS

         This Code of Ethics booklet (and any amendments) is provided to each employee to remind them of their obligations under the code. Each employee is required to certify in writing that they have received a copy of, read and understood the code of ethics. We also require annual recertification that each employee has re-read, understands and has complied with the code.

IX.      ADVISOR REVIEW AND ENFORCEMENT

         Rule 204A-1 requires that advisors maintain and enforce their codes of ethics. Richard L. Greenberg, Chief Compliance Officer, has primary responsibility for enforcing our code of ethics. All personal securities reports of all access persons are periodically reviewed for assessments such as whether the access person is following all required internal procedures, assessment of whether the access person is trading for his own account in the same securities as he is trading for clients, assessment of any trading patterns that may indicate any abuse, such as market timing, etc.

X.       RECORDKEEPING

         Our recordkeeping procedures ensure compliance with the newly adopted rule 204A-1 and the amendments to rule 204-2 under the Investment Advisers Act of 1940.

         We maintain copies of our Code of Ethics, records of violations of the code along with the actions taken as a result of the violations, and copies of all employees' written acknowledgement of receipt of the code.

         A list of all access persons is maintained. Holdings reports and transactions reports of these access persons are maintained. All of the above documents will be and are maintained up to a period of five years.

XI.      AMENDMENT TO FORM ADV PART II

         These Code of Ethics policies and procedures are described via Part II of Form ADV to our current and prospective clients.

         A full copy of our Code of Ethics is available to any client upon request.

XII.     AMENDMENT TO RULE 17j-1

         Our new Code of Ethics complies with the current amendments to Rule 17j-1.

         Initial and annual holdings reports must be current as of a date no more than 45 days prior to an individual becoming an access person and are due within 10 days of becoming an access person.

         Quarterly transactions reports are due no later than 30 days after close of quarter.

         Additionally, quarterly transactions reports need not be submitted with respect to transactions effected pursuant to an automatic investment plan.

XIII.    CLASSIFICATION OF EMPLOYEES

         Unless otherwise determined, each employee shall be classified as an Access Person for the purposes of this Code. Notwithstanding the foregoing, an employee may seek a determination from the President of the Adviser that the employee is a Non-Access Person because of the limited nature of the employee's functions or duties. The President will make this determination on a case-by-case basis, and the employee will only be classified as a Non-Access Person if the President determines that the employee does not make, participate in, or obtain information regarding the purchases or sales of securities by the Adviser, and such employee's functions do not relate to the making of any recommendations with respect to such purchases or sales. Periodically thereafter, but no less frequently than annually, the President shall reevaluate the employee's Non-Access Person classification. The Review Officer shall maintain a record of all such determinations, and will communicate any changes in classification directly to the employee.

XIV.     SANCTIONS

         Any and all violations of the Code of Ethics should be reported to the Chief Compliance Officer.

         If the Chief Compliance Officer determines that an employee has committed a violation of the Code, the Chief Compliance Officer shall promptly notify the President of the Adviser who shall be responsible for determining whether it is appropriate to impose sanctions or take other actions against the employee. The President shall make such determination in light of all relevant facts and circumstances, including the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the employee's responsibilities under the Code and the employee's past history of compliance or non-compliance with the Code. Such sanctions or other actions may include, but are not limited to, one or more of the following:

         o requiring the employee to refrain from personal trading for a period;
         o disgorgement of any profits associated with transactions which constitute a violation of the Code, or restitution to an affected client or investment company;

         o requiring the employee to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom;
         o        a letter of censure;
         o        a monetary fine levied at the employee;
         o        suspension of the employment of the employee;
         o        termination of the employment of the employee;
         o civil referral to the SEC or other civil regulatory authority, if appropriate under the circumstances; or
         o        criminal referral, if appropriate under the circumstances.

         The President shall have the sole authority to determine the sanction or other action, if any, to be imposed for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Prior to imposing sanctions or taking other actions against the employee, the President shall provide the employee with an opportunity to present information bearing on these matters.

         Failure to comply with any sanctions, including the failure to abide by a directive to reverse a trade or refrain from further trading, may result in the imposition of additional sanctions. Unless, in the opinion of the President, there are extenuating circumstances, a repeat violation of the Code and any violation involving deception, dishonesty or a willful failure to comply, will result in one or more of the most severe sanctions, including the imposition of a monetary fine and/or the suspension or termination of employment.

         If the employee committing the violation is the President of the Adviser, the Chief Compliance Officer shall make a determination with respect to sanctions or actions described above in place of the President.